Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-152139, 333-127019, 333-112544, 333-112545, 333-112546, 333-112547 and 333-107364 on Form S-8 and 333-166762 of Form S-3 of our reports dated February 24, 2012, relating to the consolidated financial statements and financial statement schedule of Church & Dwight Co., Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Parsippany, NJ

February 24, 2012